EXHIBIT 11.1

                    Computation of Net Loss Per Common Share
                    (In thousands, except per share amounts)

                                                                                Period From
                                                                                 Inception
                                                      Year          Year      (July 12, 1995)
                                                      Ended         Ended         Through
                                                   December 31,   December 31,  December 31,
                                                      1997         1996 (1)        1995 (1)
                                                     --------      --------      --------
Historical weighted average shares outstanding         18,871         5,784         1,624
                                                     --------      --------      --------

Shares used in computing net loss per common share     18,871         5,784         1,624
                                                     ========      ========      ========

Net loss                                             $(37,668)     $(10,917)     $   (967)

Basic and diluted net loss per common share          $  (2.00)     $  (1.89)     $  (0.60)

----------

(1) The weighted average shares outstanding used in the calculation of net loss per common share have been restated to reflect the adoption of Statement of Financial Accounting Standard No. 128, "Earnings Per Share" and its interpretation by Securities and Exchange Staff Accounting Bulletin No. 98.


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